FEDERAL HOME LOAN BANK OF INDIANAPOLIS
LONG TERM INCENTIVE PLAN
(Effective as of January 1, 2011)

ADOPTION OF
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
LONG TERM INCENTIVE PLAN
Pursuant to resolutions adopted by the Board of Directors of the Federal Home Loan Bank of Indianapolis (the “Bank”), the undersigned officers of the Bank hereby adopt the Federal Home Loan Bank of Indianapolis Long Term Incentive Plan, effective as of January 1, 2011, on behalf of the Bank, in the form attached hereto.
Dated this 20th day of January, 2011.
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
By:/s/PAUL CLABUESCH
Paul Clabuesch, Chairman
By:/s/JEFFREY A. POXON
Jeffrey A. Poxon, Vice Chairman
ATTEST:
By:/s/KANIA D. WARBINGTON
Kania D. Warbington, Corporate Secretary

FEDERAL HOME LOAN BANK OF INDIANAPOLIS
LONG TERM INCENTIVE PLAN

ARTICLE I
INTRODUCTION
Section 1.1 Purpose. The purpose of the Federal Home Loan Bank of Indianapolis Long Term Incentive Plan (the “Plan”) is to attract, retain and motivate certain key employees of the Federal Home Loan Bank of Indianapolis (the “Bank”) and to focus their efforts on continued improvement in the profitability of the Bank. The Plan is a cash-based long-term incentive plan that provides award opportunities based on achievement of performance goals over a three-year period.
Section 1.2 Effective Date. The “Effective Date” of the Plan is January 1, 2011.
Section 1.3 Administration. The Plan will be administered by an administrative committee (the “Committee”) appointed by the Bank’s Board of Directors (the “Board”), which initially will be the Human Resources Committee of the Board. The Committee, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Committee will be properly given or filed if delivered to or mailed by registered mail, postage paid, to the Corporate Secretary of the Board of Directors, Federal Home Loan Bank of Indianapolis, 8250 Woodfield Crossing Blvd., Suite 400, Indianapolis, Indiana 46240.
Section 1.4 Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.
Section 1.5 Definitions. The following terms are defined in the Plan in the following Sections:

Term	Plan Section
Award	3.1(b)
Award Agreement	3.1(b)
Bank	1.1
Board	1.3
Cause	3.4(b)(iv)
Committee	1.3
Disability	3.4(b)(i)
Discretionary Award	3.1(d)
Effective Date	1.2
Extraordinary Occurrences	3.1(e)
Final Award	3.1(e)
Good Reason	3.4(b)(iii)
Level I Participant	3.1(c)
Level II Participant	3.1(c)
Level III Participant	3.1(c)
Maximum	3.2(b)(iii)
Non-Solicitation Agreement	2.1
Participant	2.1
Performance Goals	3.2
Performance Period	3.1(a)
Plan	1.1
Position	3.4(b)(iii)(1)(A)
Reorganization	3.5
Retirement	3.4(b)(ii)
Termination of Service	3.4(a)
Target	3.2(b)(ii)
Threshold	3.2(b)(i)

ARTICLE II
ELIGIBILITY AND PARTICIPATION
Section 2.1 Eligibility. Any employee of the Bank is eligible to become a “Participant” in the Plan, provided the employee is designated as a Participant by the Board in writing and he or she executes an agreement containing non-solicitation and non-disclosure provisions in the form provided as Appendix B to the Plan (“Non-Solicitation Agreement”). Any employee of the Bank who is an officer with a title of Senior Vice President or a higher officer level is automatically eligible to become a Participant without the need for designation by the Board, provided that he or she executes a Non-Solicitation Agreement.
Section 2.2 Participation. A designated employee or otherwise eligible employee will become a Participant as of the later of the Effective Date, the date specified by the Board, or the date, on or after the Effective Date, that the employee satisfies the automatic eligibility provisions described in Section 2.1. Any Participant may be removed as an active Participant by the Board effective as of any date.
ARTICLE III
AWARDS
Section 3.1 Awards. At the beginning of each Performance Period, the Board will make an Award to eligible Participants. Each Award will be equal to a percentage of the Participant’s annual base salary at the beginning of the Performance Period as described in the applicable Plan Appendix.

(a)	Performance Period. A “Performance Period” is a rolling three-calendar year period over which an Award can be earned.

(b)
Award Agreement. An “Award” to a Participant will be evidenced by a written “Award Agreement” issued by the Bank to a Participant that specifies the Performance Goals, the Performance Period and other necessary terms and conditions applicable to the Award.

(c)
Award Levels. Participants will receive varying Awards based on their position with the Bank, as specified for each Performance Period in an Appendix to the Plan. A “Level I Participant” is the Bank’s President and Chief Executive Officer. A “Level II Participant” is an Executive Vice President or a Senior Vice President of the Bank. A “Level III Participant” is an individual who is not a Level I or II Participant.

(d)
Discretionary Award. The President may recommend to the Board that an additional discretionary Award (the “Discretionary Award”) be made to a Level II or Level III Participant to address external market considerations, including for recruiting purposes. The aggregate pool of funds available for Discretionary Awards to Level II and Level III Participants will not exceed twenty percent of the aggregate Awards for Level I and Level II Participants.

(e)
Final Award. The “Final Award” is the amount of an Award as adjusted based upon the level at which the Performance Goals have been achieved, including any Discretionary Award, that is ultimately paid to a Participant under the Plan for a Performance Period. Final Awards may be modified up or down at the Board’s discretion to account for performance that is not captured in the Performance Goals. The Board in its discretion may also consider Extraordinary Occurrences when assessing performance results and determining Final Awards. “Extraordinary Occurrences” mean those events that, in the opinion and discretion of the Board, are outside the significant influence of the Participant or the Bank and are likely to have a significant unanticipated effect, whether positive or negative, on the Bank’s operating and/or financial results.

Section 3.2 Performance Goals. “Performance Goals” are the performance factors established by the Board and set forth in an Appendix to the Plan and that are taken into consideration under the Plan in determining the value of an Award. The Board may adjust the Performance Goals for a Performance Period to ensure that the purpose of the Plan is served.

(a)
Establishment of Performance Goals. Performance Goals for Performance Periods commencing on and after January 1, 2011, will be communicated to Participants in writing after they have been established by the Board.

(b)	Achievement Level. Three achievement levels will be defined for each Performance Goal.

i.	Threshold. The “Threshold” achievement level is the minimum achievement level accepted for a Performance Goal.

ii.	Target. The “Target” achievement level is the planned achievement level for a Performance Goal.

iii.	Maximum. The “Maximum” achievement level is achievement that substantially exceeds the Target achievement level.

(c)	Interpolation. Achievement levels between Threshold - Target and Target – Maximum will be interpolated in a consistent manner as determined by the Committee.
Section 3.3 Earning and Vesting of Awards. Generally, an Award will become earned, and therefore vested, if:

(a)	the applicable Performance Goals for the Performance Period are satisfied; and

(b)	the Participant is actively employed on the last day of the Performance Period.
The value of Awards will be calculated in accordance with the applicable Appendix to the Plan and the applicable Award Agreement.
Section 3.4 Effect of Termination of Service.

(a)
In General. If a Participant incurs a Termination of Service for any reason other than a reason set forth in subsection 3.4(b), then any portion of an Award which has not otherwise become vested as of the date of Termination of Service will be forfeited, effective as of the date of such termination. For purposes of the Plan, “Termination of Service” means the occurrence of any act or event or any failure to act, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an employee of the Bank, including, but not limited to, death, Disability, Retirement, termination by the Bank of the Participant’s employment (whether for Cause or otherwise), termination by the Participant of his or her employment with the Bank for Good Reason and voluntary resignation or termination by the Participant of his or her employment.

(b)
Termination Due to Death, Disability, Retirement or Other Events. Notwithstanding the provisions of Section 3.3 and subsection 3.4(a), if a Participant incurs a Termination of Service (i) due to death, (ii) due to Disability, (iii) due to Retirement, (iv) by the Participant for Good Reason or (v) by the Bank without Cause during the period beginning with the earliest to occur of the following three dates, as applicable, and ending on the effective date of such Reorganization: (1) 12 months prior to the execution of a definitive agreement regarding a Reorganization of the Bank, (2) if a Reorganization has been mandated by federal statute, rule, regulation or directive, 12 months prior to the effective date of such Reorganization, or (3) 12 months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, any portion of his or her Award eligible to become earned and vested in the Performance Periods in which the termination occurs will, to the extent the Performance Goals for such Performance Periods are satisfied, be treated as earned and vested in a pro rata manner equivalent to the period of time during the Performance Periods the Participant participated in the Plan. The Award will become vested effective as of the last day of such Performance Periods in which the Termination of Service occurs.

(i)For purposes of the Plan, “Disability” means, as a result of the Participant’s incapacity due to physical or mental illness, the Participant has been absent from his or her duties with the Bank for an aggregate of 12 out of 15 consecutive months and, within 30 days after a written notice of termination is thereafter given by the Bank to the Participant, the Participant does not return to the full-time performance of the Participant’s duties.

(ii)    For purposes of the Plan, “Retirement” means the planned and voluntary termination of the Participant’s employment on or after the Participant has attained age 60 with five “Years of Service.” To be credited with a Year of Service, a Participant must complete 1,000 “hours of service” for the Bank during such year. An “hour of service” will be calculated in the same manner as under the Financial Institutions Thrift Plan.

(iii)    For purposes of the Plan, “Good Reason” will mean a Termination of Service by the Participant under any of the following circumstances:

(1)
during the period: (A) beginning with the earliest to occur of the following three dates, as applicable: (I) 12 months prior to the execution of a definitive agreement regarding a Reorganization of the Bank or (II) if a Reorganization has been mandated by federal statute, rule, regulation or directive, 12 months prior to the effective date of such Reorganization or (III) 12 months prior to the adoption of a plan or proposal for the liquidation or dissolution of the Bank, and (B) ending on the effective date of such Reorganization.

(A.)
a material change in the Participant’s status, position, job title or principal duties and responsibilities as a key employee of the Bank which does not represent a promotion from the Participant’s status and position as in effect as of the date hereof (“Position”), or

(B.)	the assignment to the Participant of any duties or responsibilities (or removal of any duties or responsibilities), which assignment or removal is materially inconsistent with such Position, or

(C.)
any removal of the Participant from such Position (including, without limitation, all demotions and harassing assignments), except in connection with the termination of the Participant’s employment for Cause or Disability, or as a result of the Participant’s death;

(D.)	any material breach by the Bank of any provisions of this Plan or any other agreement with the Participant; or

(2)    any failure by the Bank or its successors and assigns to obtain the assumption of this Plan by any successor or assign of the Bank.

(3)
For purposes of the Plan, “Cause” means (1) continued failure of the Participant to perform his or her duties with the Bank (other than any such failure resulting from Disability), after a demand for performance, pursuant to a resolution of the Board, is delivered to the Participant by the Chair of the Board, which specifically identifies the manner in which the Participant has not performed his or her duties, (2) personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses); or (3) removal of the Participant for cause by the Federal Housing Finance Board pursuant to 12 U.S.C. 1422b(a)(2), or by any successor agency to the Federal Housing Finance Board (“FHFB”) pursuant to a similar statute.

Section 3.5 Effect of Reorganization. Notwithstanding the provisions of Section 3.3 and subsection 3.4(b), if a Reorganization of the Bank occurs, then any portion of an Award which has not otherwise become vested as of the date of the Reorganization will be treated as earned and vested, effective as of the date of the Reorganization, in a pro rata manner equivalent to the period of time during the Performance Periods the Participant participated in the Plan prior to the Reorganization. “Reorganization” of the Bank will mean the occurrence at any time of any of the following events:

(a)	The Bank is merged or consolidated with or reorganized into or with another bank or other entity, or another bank or other entity is merged or consolidated into the Bank;

(b)	The Bank sells or transfers all, or substantially all of its business and/or assets to another bank or other entity; or

(c)	The liquidation or dissolution of the Bank.
Section 3.6 Payment of Awards. Unless payment of a Final Award has been properly deferred by a Participant under the terms of a deferred compensation plan, a Final Award will be paid in a single sum cash payment by March 15th of the year following the year in which the Award becomes vested. Compensation will be paid upon approval by the Bank’s Board of Directors and after review of the calculations by the external auditor. However, in the event of a Reorganization, unless payment has been properly deferred under a Bank deferred compensation plan, payment of a Final Award will be made in a single sum on the date on which the Reorganization occurs.
Section 3.7 Forfeiture of Awards.

(a)
Notwithstanding any other provision of the Plan, if a Participant violates a Non-Solicitation Agreement, all of his unpaid vested and unvested Awards will be forfeited effective as of the date the Board determines such violation has occurred and notifies the Participant of such determination. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(b)
Notwithstanding any other provision of the Plan, if during the most recent examination of the Bank by the FHFA, the FHFA identified an unsafe or unsound practice or condition that is material to the financial operation of the Bank within the Participant’s area(s) of responsibility and such unsafe or unsound practice or condition is not subsequently resolved in favor of the Bank, then all of a Participant’s vested and unvested Awards will be forfeited. Any future payments for a vested Award will cease and the Bank will have no further obligation to make such payments.

(c)
By resolution, the Board may reduce or eliminate an Award that is otherwise earned under this Plan but not yet paid, if the Board finds that a serious, material safety-soundness problem, a serious, material risk management deficiency exists at the Bank, or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring, and other supervisory findings.

ARTICLE IV
ADMINISTRATION
Section 4.1 Appointment of the Committee. The Committee, or a duly authorized officer or officers of the Bank empowered by the Committee to act on its behalf under sub-section 4.2(d), will be responsible for administering the Plan, and the Committee will be charged with the full power and the responsibility for administering the Plan in all its details; provided that the power to determine eligibility pursuant to Article II is reserved to the Board.
Section 4.2 Powers and Responsibilities of the Committee. The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan document; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine the amount, manner and timing of any distribution of benefits under the Plan; to resolve any claim for benefits in accordance with Article V, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation, or application of the Plan by the Committee will be final, conclusive and binding.

(a)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.

(b)
Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable, or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant, the Bank or the legal counsel of the Bank.

(c)
Application for Benefits. The Committee may require a Participant to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s current mailing address.

(d)
Delegation. The Committee may authorize one or more officers of the Bank to perform administrative responsibilities on its behalf under the Plan. Any such duly authorized officer will have all powers necessary to carry out the administrative duties delegated to such officer by the Committee.

Section 4.3 Income and Employment Tax Withholding. The Bank will withhold from payments to Participants of their Awards, to the extent required by law, all applicable federal, state, city and local taxes.
Section 4.4 Plan Expenses. The expenses incurred for the administration and maintenance of the Plan will be paid by the Bank.
ARTICLE V
BENEFIT CLAIMS
While a Participant need not file a claim to receive his or her benefit under the Plan, if he or she wishes to do so, a claim must be made in writing and filed with the Committee. If a claim is denied, the Committee will furnish the claimant with written notice of its decision. A claimant may request a full and fair review of the denial of a claim for benefits by filing a written request with the Committee.

ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN
Section 6.1 Amendment of the Plan. The Bank may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Bank may not amend the Plan to reduce a Participant’s Award as determined on the day preceding the effective date of the amendment or to otherwise retroactively impair or adversely affect the rights of a Participant.
Section 6.2 Termination of the Plan. The Bank may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued and vested prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Governing Law. Except to the extent superseded by laws of the United States, the laws of Indiana will be controlling in all matters relating to the Plan without regard to the choice of law principles therein. The Plan and all Award Agreements are intended to comply, and will be construed by the Bank in a manner which they are exempt from or comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent there is any conflict between a provision of the Plan or an Award Agreement and a provision of Code Section 409A, the applicable provision of Code Section 409A will control.

Section 7.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.
Section 7.3 Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant, either voluntarily or involuntarily.
Section 7.4 Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.
Section 7.5 No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Bank and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Bank or limit the right of the Bank to employ or discharge any person with or without cause.
Section 7.6 Limitations on Liability. The individual members of the Board will, in accordance with the Bank’s by-laws, be indemnified and held harmless by the Bank with respect to any alleged breach of responsibilities performed or to be performed hereunder. In addition, notwithstanding any other provision of the Plan, neither the Bank nor any individual acting as an employee or agent of the Bank will be liable to a Participant for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been affirmatively determined by a court order or by the affirmative and binding determination of an arbitrator, to be due to the gross negligence or willful misconduct of that person.
Section 7.7 Incapacity of Participant. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Committee may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section will be a payment for the account of such person and a complete discharge of any liability of the Bank and the Plan.
Section 7.8 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.
Section 7.9 Action by Bank. Any action required of or permitted by the Bank under the Plan will be by resolution of the Board or by a person or persons authorized by resolution of the Board.

Section 7.10 Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.
Section 7.11 Information to be Furnished by a Participant. A Participant, or any other person entitled to benefits under the Plan, must furnish the Committee with any and all documents, evidence, data or other information the Committee considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on a Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Committee, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Committee.
Section 7.12 Attorneys’ Fees. If any action is commenced to enforce the provisions of the Plan, payment of attorneys’ fees will be governed by the terms set forth in the mandatory “Agreement to Arbitrate” entered into between the Bank and the Participant.
Section 7.13 Binding on Successors. The Plan will be binding upon and inure to the benefit of the Bank and its successors and assigns, and the successors, assigns, designees and estates of a Participant. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Bank, but nothing in the Plan will preclude the Bank from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Bank hereunder. The Bank agrees that it will make appropriate provision for the preservation of a Participant’s rights under the Plan in any agreement or plan which it may enter into to effect any merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of Plan obligations of the Bank, the term “Bank” will refer to such other organization and the Plan will continue in full force and effect.
Section 7.14 Awards Not Compensation for Other Plans. No Final Award received by a Participant shall be considered as compensation for purposes of determining benefits under any employee benefit plan of the Bank, except as otherwise determined by the Bank.

APPENDIX A
FORM OF AWARD AGREEMENT
THIS AWARD AGREEMENT (the “Award Agreement”) is made and entered into this      day of January, 2011, but effective as of January 1, 20 , between Federal Home Loan Bank of Indianapolis (the “Bank”), and                      (the “Participant”).
WITNESSETH:
WHEREAS, the Bank has adopted the Federal Home Loan Bank of Indianapolis Long Term Incentive Plan (the “Plan”) to attract, retain and motivate designated key employees of the Bank and to focus their efforts on continued improvement in the profitability of the Bank; and
WHEREAS, the Participant is eligible to receive an Award;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Bank and the Participant agree as follows:
1. Awards. The Bank hereby awards to the Participant the Award specified in Schedule A to this Agreement which is incorporated herein as if fully set forth, subject to the terms of this Award Agreement and the provisions of the Plan (the “Award”). All provisions of the Plan, including defined terms, are incorporated herein and are expressly made a part of this Award Agreement by reference. If any provision of this Award Agreement conflicts with a provision of the Plan, the provision of the Plan will control.
2. Deferral of Awards. If the Participant participates in the Federal Home Loan Bank of Indianapolis deferred compensation plan, he or she has the right to make a deferral election under that plan to defer any Final Award earned under the Plan.
3. Non-Solicitation and Non-Disclosure Provisions. The Participant will execute a Non-Solicitation Agreement in the form attached to the Plan as Appendix B.
4. Income and Employment Tax Withholding. The Participant will be responsible for (and, where required by applicable law, the Bank will withhold from any amounts payable under the Plan) all required federal, state, city and local taxes.
5. Nontransferability. During the Participant’s lifetime, Awards will be payable only to him or her, except as provided in Section 7.7 of the Plan. Neither an Award nor any rights and privileges pertaining thereto, may be transferred, assigned, pledged or hypothecated by the Participant in any way, whether by operation of law or otherwise, and are not subject to execution, attachment or similar process.
6. Condition Precedent. In no event will the Bank be obligated to make payment for a vested Award until it is satisfied that all conditions precedent to the payment of the Award, as provided in the Plan and this Award Agreement, have been performed and completed.
7. Acknowledgments. The Participant acknowledges receiving, reading and fully understanding all of the provisions of the Plan and this Award Agreement and that the execution and delivery of this Award Agreement constitutes his or her unequivocal acceptance of all of the terms and conditions thereof.
IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Participant, have executed this Award Agreement on the day and year first above written, but effective as of January 1, 20 .

FEDERAL HOME LOAN BANK OF INDIANAPOLIS	PARTICIPANT

By:
Its:

By:
Its:

SCHEDULE A
TO AWARD AGREEMENT UNDER
FEDERAL HOME LOAN BANK OF INDIANAPOLIS
LONG TERM INCENTIVE PLAN
Name of Participant:
[Award:     ]
[Discretionary Award:     ]
Performance Period Beginning January 1, 20___ and Ended December 31, 20___
Performance Goals for Performance Period:
[To Be Finalized Using the Applicable Year's LTI Performance Goals]

MISSION GOALS	WEIGHTED VALUE Bank CRM	MINIMUM THRESHOLD	20__ TARGET	MAXIMUM

APPENDIX B

FORM OF NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This Agreement is entered into as of the ____ day of _____________, 20___, by and between the FEDERAL HOME LOAN BANK OF INDIANAPOLIS, a corporation organized under the laws of the United States (the “Bank”) and ____________________ (the “Executive”).
WHEREAS, the Bank sponsors the Federal Home Loan Bank of Indianapolis Long Term Incentive Plan (the “Plan”); and
WHEREAS, as a condition of participation in the Plan, the Bank requires that the Executive agree to the terms and conditions found within this Agreement;
NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt, legal adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Non-Disclosure; Return of Confidential Information and Other Property.

(a)
Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his or her employment with the Bank he or she has gained or will gain information regarding, knowledge of, and familiarity with, the Confidential Information of the Bank (as defined in subsection (c)) that would cause irreparable damage and harm to the Bank if it was disclosed. The Executive understands, acknowledges and agrees that the Confidential Information has substantial economic value because it is not known or readily ascertainable by proper means by others who could obtain economic value from it. The Executive also acknowledges and agrees that the Bank uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)
Non-Disclosure. At all times while the Executive is employed by the Bank, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person (as defined in subsection (d)) other than those directors, officers, employees, representatives and agents of the Bank who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Bank, or (B) for the Executive's own benefit, or for the benefit of any Person other than the Bank.

(c)	Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i)
materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Bank that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Bank has deemed confidential, proprietary, nonpublic or not otherwise publicly available without breaching this Agreement;

(ii)	trade secrets of the Bank, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii)
any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of the Bank.

(d)
Person Defined. For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(e)	Return of Confidential Information and Other Property. The Executive covenants and agrees:

(iv)
to keep all Confidential Information subject to the Bank's custody and control and to promptly return to the Bank all Confidential Information that is still in the Executive's possession or control at the termination of the Executive's employment with the Bank; and

(v)
promptly upon termination of the Executive's employment with the Bank, to return to the Bank, at the Bank's principal office, all vehicles, equipment, computers, credit cards and other property of the Bank and to cease using any of the foregoing.

2.
Non-Solicitation and No-Hire. The Executive hereby understands, acknowledges and agrees that, by virtue of his or her position with the Bank, the Executive has and will have advantageous familiarity and personal contacts with the employees of the Bank and has and will have advantageous familiarity with the business, operations and affairs of the Bank. In addition, the Executive understands, acknowledges and agrees that the business of the Bank is highly competitive. Accordingly, at all times while the Executive is employed by the Bank and for a twelve-month period following Termination of Service, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, Executive, manager, agent, representative, independent contractor, consultant or otherwise induce, request or attempt to influence any Bank employee who was employed by the Bank during the twelve-month period prior to Termination of Service, to terminate his or her employment with the Bank. In addition, the Executive agrees that for a period of twelve months following the Executive's Termination of Service, Executive will not hire any Bank employee who was employed by the Bank during the twelve-month period prior to the Executive's Termination of Service.

3.
Periods of Noncompliance and Reasonableness of Periods. The restrictions and covenants contained in Section 2 will not run during all periods of noncompliance and will apply during the Term of this Agreement and for the full periods specified in Section 2. The Bank and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Section 2 are reasonable in view of the nature of the business in which the Bank is engaged, the Executive's position with the Bank and the Executive's advantageous knowledge and familiarity with, the Bank's employees, business, operations, affairs and customers.

The Bank's obligation to pay an award to the Executive pursuant to the Federal Home Loan Bank of Indianapolis Long Term Incentive Plan will immediately terminate in the event the Executive breaches any of the provisions of Section 1 or 2 and all outstanding awards will be forfeited. Notwithstanding the foregoing:

(a)	the Executive's covenants set forth in Sections 1 or 2 will continue in full force and effect and be binding upon the Executive;

(b)	the Bank will be entitled to the remedies specified in Section 5; and

(c)
the Bank will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) resulting from or relating to the Executive's breach of any of the provisions of Section 1 or 2.

4.
Survival of Certain Provisions. Upon any termination of the Executive's employment with the Bank, the Executive and the Bank hereby expressly agree that the provisions of Sections 1, 2, 3 and 5 will continue to be in full force and effect and binding upon the Executive and the Bank in accordance with the applicable respective provisions of such Sections.

5.
Remedies. The Executive agrees that the Bank will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Section 1 or 2. Accordingly, in the event of a threatened, attempted or actual breach by the Executive of any provision of Section 1 or 2, in addition to all other remedies to which the Bank is entitled at law, in equity or otherwise, the Bank may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Section 1 or 2. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Bank for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Bank at law, in equity or otherwise.

6.
Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision's scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

7.
Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except in a writing signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance will be deemed to be a waiver of the same or any other provision in any other instance.

8.
Effect and Modification. No statement or promise, except as set forth herein, has been made with respect to the subject matter of this Agreement. No modification or amendment will be effective unless in writing and signed by the Executive and an officer of the Bank (other than the Executive).

9.
Non-Waiver. The Bank's or the Executive's failure or refusal to enforce all or any part of, or the Bank's or the Executive's waiver of any breach of this Agreement, will not be a waiver of the Bank's or the Executive's continuing or subsequent rights under this Agreement, nor will such failure or refusal or waiver have any effect on the subsequent enforceability of this Agreement.

10.
Non-Assignability. This Agreement contemplates that the Executive will personally provide the services described herein, and accordingly, the Executive may not assign the Executive's rights or obligations hereunder, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the Bank.

11.
Notice. Any notice, request, instruction or other document to be given hereunder to any party will be in writing and delivered by hand, telegram, registered or certified United States mail return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:        _________________________
_________________________
_________________________
_________________________
If to the Bank:     Federal Home Loan Bank of Indianapolis
c/o Daniel A. Lane
First Vice President-General Counsel
8250 Woodfield Crossing Blvd.
Suite 400
Indianapolis, IN 46240

12.
Governing Law. This Agreement is being delivered in and will be governed by the laws of the State of Indiana without regard to the choice of law principles thereof. Any dispute regarding this Agreement will be brought in Indiana state or federal court, as appropriate, and the Executive expressly consents to the jurisdiction of such courts.

13.
Prior Agreements. The Executive represents and warrants to the Bank that the Executive is not a party to or otherwise bound by any agreement that would restrict in any way the performance by the Executive of the Executive's duties, services and obligations under this Agreement, that the Executive has disclosed to the Bank all employment type agreements to which the Executive has been bound, including without limitation employment agreements, consulting agreements, non-compete agreements or covenants, confidentiality or non-disclosure agreements or covenants, and intellectual property assignment agreements, and that the Bank will not have any liability to any third party arising out of the Executive entering into this Agreement or performing hereunder.

14.
Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank, by its officer thereunder duly authorized, and the Executive, have caused this Non-Competition, Non-Solicitation and Non-Disclosure Agreement to be executed as of the day and year first above written.
FEDERAL HOME LOAN BANK
OF INDIANAPOLIS                EXECUTIVE
By:
Its:

By:
Its:

APPENDIX C

2011 PERFORMANCE PERIOD

(Effective January 1, 2011)
This Appendix C will be updated each year to reflect the applicable Performance Period and the Performance Goals for that Performance Period.
Performance Period
The Performance Period described in this Appendix will begin on January 1, 2011 and end on December 31, 2013 with payments to be awarded by March 15, 2014.
Performance Goals
Performance Goals for the 2011 Performance Period are as follows:

MISSION GOALS	WEIGHTED VALUE Bank CRM		MINIMUM THRESHOLD	2011 TARGET	MAXIMUM
PROFITABILITY

Potential Dividend over our Cost of Funds(1)	35%	15%	50 B.P.	100 B.P.	250 B.P.

ADVANCES

Member Advance Growth(2)	10%	5%	0%	2.8%	4%

New Member Recruitment(3)	5%	5%	6 members	8 members	16 members

Public Unit Deposit Letters of Credit - Members Using(4)	5%	5%	$100 M	$250 M	$950 M

MORTGAGE PURCHASE PROGRAM

MPP Production(5)	5%	2.5%	$238 M	$325 M	$750 M

MPP Balance(6)	5%	2.5%	$6.7 B	$7.0 B	$7.4 B

New or Reactivated Traders(7)	5%	5%	5 members	7 members	10 members

MISSION GOALS	WEIGHTED VALUE Bank CRM		MINIMUM THRESHOLD	2011 TARGET	MAXIMUM

COMMUNITY INVESTMENT

CIP Advances and Letters of Credit Originated(8)	10%	5%	$25 M	$50 M	$75 M

INFORMATION TECHNOLOGY(9)	5%	5%	2 goals	3 goals	4 goals

CORPORATE RISK MANAGEMENT
Economic Value “Added Percentage” for Bank Stock(10)	5%	5%	0	Average greater than 0 and not all quarters positive	Average greater than 0 and all quarters positive
CRM Memo and Annual Risk Assessment(11)	1%	10%	2 memos + 1RA	4 memos + 1RA	5 memos + 1RA
CRM Reports, ORM Reports and IS Reports(11)	1%	10%	8 CRM reports, 2 ORM reports, and 1 IS report	10 CRM reports, 3 ORM reports, and 2 IS reports	12 CRM reports, 4 ORM reports, and 3 IS reports
Special Risk Assessments, Risk Analysis or Risk Process Improvements(12)	3%	15%	2	3	4
CRM Proficiency and Efficiency in Reporting (13)	5%	10%	Met Expectations for CRM Reporting/ Monitoring	Fully Proficient	Fully Proficient and Efficient

Definitions:

(1)
Potential Dividend is defined as adjusted net income as a percentage of average total capital stock. Adjusted net income is adjusted (i) for the effects of current and prior period prepayments and debt extinguishments, (ii) to exclude mark-to-market adjustments and other effects from SFAS 133, and (iii) to exclude the effects from SFAS 150. Assumes no material change in investment authority under FHFA's FMP, regulation, policy, or law.

(2)
Member advances are calculated as the growth in the average daily balance of advances outstanding to members. Average daily balances are used instead of point-in-time balances to eliminate activity that may occur at the member level and to reward for the benefit of the income earned on advances while outstanding. In all scenarios, to achieve target under the base strategic plan forecast (Board approved Nov. 2010), the average growth assumes that advances grow in a steady state beginning January 1, 2011. If a member becomes a non-member due to merger or receivership, the advances outstanding will still count toward the goal.

(3)
New members are institutions that have a minimum of $50 million in assets (as of December 31, 2011), are not a member of the Bank on December 31, 2010, and in 2011 join the Bank and buy its required stock.

(4)
Four quarter average of total outstanding PUDLs issued to the Indiana Board for Depositories to support public unit deposits, assuming the collateral requirement is effective February 15, 2011. If Indiana changes the law or implementation, this goal will be re-visited with Board mid-year.

(5)
Mortgage Purchase Program production will be the amount of all conventional MDCs traded in 2011. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFA's FMP, regulation, policy, or law. When calculating achievement between the minimum threshold and the performance maximum, no single member can account for more than 25% of conventional production. FHA production will not be counted in the numerator when doing this calculation.

(6)	Ending principal balance of all outstanding MPP loans as of December 31, 2011.

(7)	Members that have never traded or not traded with MPP within the previous 12 months of their 2011 trade would qualify to count toward the goal.

(8)
Newly-originated Community Investment Cash Advances, including CIP, HomeRetain and other qualifying advances and CIP qualified letters of credit (excluding public unit deposit LCs), provided in support of targeted projects as defined in 12 CFR Part 952 and the FHLBank Act.

(9)	Information Technology goals:

•	Complete Business Process Map work stream to support Core Banking System (“CBS”) Requirements and Design efforts in 2011.

•	Complete Down Stream Data requirements work stream to support CBS Requirements and Design efforts in 2011.

•	Implement Automated Regression Testing Tools in 2011 to support CBS.

•	Complete Requirements and Design documentation for CBS Phase I in 2011.

(10)	“Value Added %” for Bank stock. Use Average Value Added % for 2011 (calculated as average of 4 quarters)
Average Value Added %   >  0    (=> Maximum) EVE/PVCS:  is calculated as a ratio = (Economic Value of Equity) / (Par Value of Capital Stock)

Value Added %  =  (EVE/PVCS)currentQ    minus  (EVE/PVCS)prevQ   plus  Dividends paid in Qtr as a % of PVCSprevQ

(11)	As per the Board meeting schedule, provide the Board the Corporate Risk Management (“CRM”) memo and present the Annual Risk Assessment Report.

(12)	CRO will propose and CEO will evaluate whether to categorize these as special and whether work product was acceptable to count toward this goal.

(13)
CEO evaluated. This will be based on evaluation of efficiency and responsiveness regarding the level of CRM reporting and assessment services provided to the Bank, taking into account CRM officer's project deliverables, and both risk and return for its activities. Efficiency is broader than just meeting budget expectations for CRM division and entails exhibiting executive vision and creating/maintaining a high level of cooperation and professionalism with all operating areas of the Bank, while providing beneficial insight into material risks. The Board will determine the goal achievement for the CEO.

2011 Plan Participants
Level I

Milton J. Miller II, President-CEO

Level II
Cindy L. Konich, Executive Vice President-Chief Operating Officer, Chief Financial Officer
Jonathan R. West, Executive Vice President-Chief Operating Officer, Business Operations
Douglas J. Iverson, Senior Vice President-Marketing Director
Sunil U. Mohandas, Senior Vice President-Chief Risk Officer
K. Lowell Short, Senior Vice President-Chief Accounting Officer
Gregory L. Teare, Senior Vice President-Chief Banking Officer

Level III
N/A

Awards: Level I and II Participants
Level I and Level II Participants may earn Awards in accordance with the following Table, expressed as a percentage of annual base salary. Level II and Level III Participants are eligible to receive Discretionary Awards which will not exceed twenty percent of the aggregate Awards earned by Level I and II Participants.

Level Participant	Sample Salary	Award Expressed As a Percentage of Salary			Discretionary Award	Final Award Value
		Threshold	Target	Maximum
I	$475,000	15%	30%	45%	N/A	Same As Base Award
		$71,250	$142,500	$213,750
II	$230,000	10%	20%	30%	Discretionary	Base Award + Discretionary Award
		$23,000	$46,000	$69,000
Award: Level III Participants
Level III Participants, if any, are eligible to receive Discretionary Awards which will not exceed twenty percent of the aggregate Awards earned by Level I and II Participants:
Example Assuming Awards Earned at Target Achievement Level

•	Level I: $142,500 x 1 Participant = $142,500 at Target achievement level

•	Level II: $46,000 x 6 Participants = $276,000 at Target achievement level

•	Level III: ($142,500 + $276,000) x 20% = $83,700/# Level III Participants Receiving an Award = Average award per Tier III Participant at Target achievement level

Final Award Value
The value of a Participant's Final Award will be determined as follows:

1.	At the end of a Performance Period, determine the extent the Performance Goals were met by averaging the sum of performances for each year of the Performance Period.

2.	Determine what Award level is appropriate based on the percentage achievement for the Performance Goal.

3.	Multiply the Participant's salary by the Award expressed as a percentage of salary for the applicable Award level and interpolate between Award levels.

4.	Add Discretionary Award, if applicable.

5.	Revise Award if necessary based on Extraordinary Occurrences.

Level Participant	Percentage Achievement	Threshold 60%	Target 80%	Maximum 100%
I	Award Expressed as a Percentage of Salary	15%	30%	45%
II	Award Expressed as a Percentage of Salary	10%	20%	30%
Example #1 (Note: Percentage Achievement of 59% or less for one year is still included in determining the final three-year average, even though it does not meet the threshold percentage)

•	Assume that the Performance Goals for the Performance Period were met as follows:
2011: 58%
2012: 96%
2013: 92%
Three-Year Achievement Average: 82% = percentage of achievement (see chart above) x 2011 base salary

•	Level I Participant: Salary of $475,000 x 31.5% (80% target achievement = 30% + interpolation of .75% for each additional 1% achievement) = $149,625

•
Level II Participant: Salary of $230,000 x 21% (80% target achievement = 20% + interpolation of .5% for each additional 1% achievement) = $48,300 + Discretionary Award if applicable +/- Extraordinary Occurrences

•	Level III Participant: Awards are Discretionary Awards. If an Award is given, it will be calculated as provided above.

Example #2 (Note: Final three-year average is below threshold, which results in no payout)

•	Assume that the Performance Goals for the Performance Period were met as follows:
2011: 55%
2012: 59%
2013: 60%
Three-Year Achievement Average: 58% = percentage of achievement (see chart above) x 2011 base salary

•	Level I Participant: No payout because percentage of achievement level is below threshold

•	Level II Participant: No payout because percentage of achievement level is below threshold

•	Level III Participant: No payout because percentage of achievement level is below threshold

•	Payment for the Final Awards above will be made on or before March 15, 2014, unless the Award has been properly deferred under a Bank deferred compensation plan.